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NIKE, INC. PROVIDES COVID-19 UPDATE ON OPERATIONS

BEAVERTON, Ore., May 14, 2020 - As of today, 100 percent of NIKE-owned stores and over 95 percent of partner stores in Greater China and South Korea are open, with some still operating with reduced hours. In these markets, retail traffic trends are progressing and while physical store traffic remains below prior year levels, this is largely offset by higher conversion rates and continued strong digital demand.

“We are encouraged by the recovery we are seeing in Greater China and South Korea as we continue to deepen our connection to consumers,” said John Donahoe, President and CEO of NIKE, Inc. “Even more so, consumers around the world are recognizing the need for an active and healthy lifestyle and sport is now more meaningful than ever. With our strong digital foundation, brand momentum and financial position, we believe this will be a catalyzing moment that strengthens NIKE’s long-term future.”*

Since mid-March, the vast majority of NIKE-owned and wholesale partner stores outside Greater China and South Korea have been completely closed in order to protect the health and safety of our employees and help slow the spread of COVID-19. In light of store closures, product shipments to wholesale customers have slowed resulting in significantly lower wholesale revenue and higher inventory. We continue to expect this to have a material impact on our NIKE Direct and wholesale operations in North America, EMEA and APLA in the fourth quarter.*

In the midst of the widespread physical store closures, we have been connecting and engaging with consumers leveraging the breadth of our digital ecosystem. Our strong digital footprint and capabilities are serving us well. We are seeing accelerated new member acquisition and strong digital demand across the global marketplace, with increased traffic and engagement on our mobile commerce and activity apps. We have increased our digital fulfillment capacity to meet this higher than anticipated demand which is partially offsetting declines in NIKE-owned stores.

We have gradually reopened a small number of NIKE-owned stores across North America, EMEA and APLA as states and countries within each of these geographies ease quarantine measures and begin marketplace recovery. Specifically, store reopening has begun in over 15 countries including Germany, France, the Netherlands, Brazil and the United States. As of today, roughly 40 percent of our NIKE-owned stores in EMEA, 15 percent in APLA and 5 percent in North America, are open with some operating with reduced hours. Our wholesale partners in these countries have also begun to re-open stores.

We remain focused on prioritizing the health of our teammates and consumers and continue to follow the advice and direction of local health authorities and governments. In preparation for stores reopening, we have taken appropriate steps to help ensure a safe retail environment including implementing social distancing and traffic control measures, increased product and facility sanitization, as well as providing face coverings to retail employees. In addition, we have maintained cleaning measures and social distancing policies in our distribution centers.

We are operating in a dynamic environment which will continue to evolve. Furthermore, the full extent of the impact of the COVID-19 pandemic on NIKE’s operational and financial performance remains uncertain and will depend on many factors outside of NIKE’s control. Additional updates will be provided during our fourth quarter earnings call.*

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

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This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our ability to respond to the COVID-19 pandemic and its impact on our operational and financial performance. These risks and uncertainties are detailed in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.